FOR IMMEDIATE RELEASE:

Media Contact:	Investor Contact:
Nancy Udell, S.V.P., PR & Advertising (561) 682-4195	Seth Grossman, E.V.P. and Chief Strategic Officer (561) 659-4122 phone, (561) 659-4754 fax

PAXSON COMMUNICATIONS
ANNOUNCES RESULTS OF NEW APPRAISAL

West Palm Beach, Florida — Paxson Communications Corporation (AMEX-PAX) (the “Company” or “Paxson”), the owner and operator of the nation’s largest broadcast television station group and the PAX TV network reaching 87% of U.S. households (approximately 95 million homes), announced that it has received the appraisal of the value of its 60 full power television stations in compliance with the terms of its $365 million Senior Secured Floating Rate Notes due 2010 (the “Senior Notes”). The appraiser concluded that, as of December 1, 2004, the estimated fair market value of the 60 television stations owned or operated by the Company was $2.65 billion as start-up entities, based entirely on the broadcasting stick value of these stations, without consideration of the digital spectrum or analog band clearing value associated with these stations, if any. Additionally, the scope of the appraisal did not consider any values attributable to other assets of the Company, including its program library or the 32.4 million television households which receive the PAX TV network signal through cable and satellite distribution and which are not served by the Company’s broadcast television stations.

The Company has had appraisals of its broadcast television stations prepared by independent valuation firms from time to time, and is required under the terms of the Senior Notes to obtain an annual appraisal of the value of its stations. Each appraisal was prepared in accordance with certain procedures and methodologies set forth therein. In general, appraisals represent the analysis and opinions of each of the appraisers as of their respective dates, subject to the assumptions and limitations set forth in the appraisal. An appraisal may not be indicative of the present or future values of the Company’s assets upon liquidation or resale. The estimates and assumptions contained in the appraisals are subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the Company’s control or the ability of the appraisers to accurately assess and estimate, and are based upon assumptions with respect to future business decisions and conditions which are subject to change. The opinions of value set forth in any appraisal and the actual values of the assets being appraised will vary, and those variations may be material. The Company provides no assurance that it would actually be able to realize, in any sale, liquidation, merger or other transaction involving the Company’s assets, the estimated values of such assets set forth in any appraisal. Prospective investors in the Company’s securities should not place undue reliance on the appraisals.

About Paxson Communications Corporation:

Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. PAX TV’s original programming slate for the 2004-2005 broadcast season features the critically acclaimed unscripted series, “Cold Turkey”; a new scripted drama, “Young Blades”; two entertaining variety programs, “America’s Most Talented Kids” and “World Cup Comedy,” executive produced by Kelsey Grammer; and two fast-paced game shows, “On the Cover” and “Balderdash.” Returning series include PAX’s top-rated dramas, “Doc” and “Sue Thomas: F.B.Eye.” For more information, visit PAX TV’s website at www.pax.tv.